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                               Provident Bankshares Corporation

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                             Mid-Atlantic Investors

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


MID-ATLANTIC  INVESTORS
A.S.C.  General  Partnership
P.O.  Box 7574                                                Tel.803-749-7888
Columbia, South Carolina 29202                                FAX 803-749-7090
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                                                               September 9, 1998

Dear Provident Bankshares Corp. Shareholders:


         Shareholders lost about one-third of their market value when Provident's share price plunged from its high of $36.63 on April 23 to its recent low of $22.50 on August 31. Shareholders have been harmed by this decline in value. Such a precipitous decline has a reason other than the current general market decline. We believe that much of the decline can be attributed to investor loss of confidence in the Company's ability to be successful following Chairman Stern's retirement at the April Annual Meeting without Stern's having achieved a sale of the Company.


         Management could have approached several would-be acquirors prior to Chairman Stern's retirement. "Street talk" was rather widespread prior to the Annual Meeting that Crestar had talked with management. If this was the case, management surely missed a prime opportunity to maximize shareholder value since Crestar recently announced that it is being acquired by SunTrust.


         Shareholders need to be concerned about Provident's future! After all, it's your investment, your money. If you are unhappy with the recent loss of Provident's market value, we encourage you to call management at (410) 277-7000 and express your displeasure. Tell them to simply: "Sell the Company." Otherwise, shareholders can expect management to just say "No" to would-be acquirors.


     WITHOUT A MERGER WITH A SUCCESSFUL BANKING COMPANY, PROVIDENT IS NOT GOING TO GO ANYWHERE!


         Shareholders need to understand that management believes that they are doing a good job and that "all is well" unless they hear from shareholders.
Management is content with their community status, high salaries, generous bonuses, and abundant stock option grants. So, management has little incentive to say "Let's talk" to a would-be acquiror. For management to change from just saying "No" to "Let's talk", shareholders need to communicate their concern to management by calling management at (410) 277-7000.


         The world of banking is in flux; its face is changing. Barriers are down. Competition is keen and growing more intense. Efficiency is the driving force. It is a consolidating industry with the consolidators moving ahead, leaving the laggards. . ., the out-of-touch, far behind. Unless shareholders make their wishes known, Provident is very likely to be left far behind with its franchise value worth less and less.


     We encourage you to call Chairman and CEO Peter Martin now at (410) 277-7000 with the singular message: "Sell the Company."


                                                           Sincerely,




                                                           Jerry Shearer
                                                           Managing Partner


     P.S. Enclosed is a copy of our Analysis and Discussion of Provident's Financial Trends, Results of Operations, and Merger Opportunities. We believe that after you have read our Analysis and Discussion you will want to call Chairman and CEO Peter Martin at (410) 277-7000 with the message: "Sell the Company."

                                A SHAREHOLDER'S ANALYSIS AND DISCUSSION
                                                  OF
                                  PROVIDENT BANKSHARES CORPORATION'S
                               FINANCIAL TRENDS, RESULTS OF OPERATIONS,
                                                  AND
                                         MERGER OPPORTUNITIES


OVERVIEW:


         The principal objective of this Analysis and Discussion is to provide an overview from a shareholder's point of view of Provident Bankshares Corporation's ("the Company" or "Provident") historical Financial Trends, Results of Operations and Merger Opportunities. The shareholder, in this case, is a seasoned bank veteran who has more than thirty-five years experience in banking, including a number of years as a director and the Chief Financial Officer of a multi-bank holding company.


         Shareholders are encouraged to study this Analysis and Discussion in conjunction with the Company's reports filed with the Securities and Exchange Commission ("SEC") on Form 10-K for fiscal year ended December 31, 1997 and on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998. (These Forms are available on the Internet from the SEC.)


FINANCIAL TRENDS:


         The Company reported Return on Assets ("ROA") for 1995, 1996, and 1997 of 0.75%, 0.79%, and 0.92%, respectively. For the first two quarters of 1998 the ROA was 0.97% and 0.95%, respectively. While the Company has improved its ROA in recent years, the fact is this key ratio remains below most generally accepted minimum levels, especially when Provident's meager 0.95% ROA is compared to superior performing banking companies. For instance, a recent Goldman Sachs report indicates an average ROA for the second quarter of 1.44% for the mid-sized regional banks ("Mid-Sized Bank ROA") in their universe. If Provident had performed at the Mid-Sized Bank ROA level, the Company would have earned Net Income of about $15.1 million, or $0.61 per share instead of the $9.7 million, or $0.40 per share, reported for the second quarter. That's a $0.21 per quarter earnings differential, or $0.84 annualized, current management is failing to generate for its shareholders. It is highly unlikely that Provident can produce results similar to the Mid-Sized Bank ROA ratio within the foreseeable future.


         A further study of Goldman Sachs' report reveals that a number of potential acquirors of Provident successfully perform at the Mid-Sized Average ROA, or higher. As examples, the following ROAs are for the second quarter:


                          BB&T Corp.                      1.63%

                          First Virginia Corp.            1.44%

                          Mellon Bank Corp.               1.79%

                          NationsBank Corp.               1.45%

                          PNC Bank Corp.                  1.53%

                          Wachovia Corp.                  1.44%


         To further demonstrate Provident's inability to "catch up" in the future, consider the top performer, Mellon Bank, in the chart above. Mellon's ROA of 1.79% means that Provident shareholders are giving up about $1.44 per share each year that Provident's management fails to produce similar results or sell the Company to a successful bank having such capabilities. Since Provident's ROA has only increased from 0.62% in 1993 to 0.95% in the latest quarter, it is highly unlikely that Provident will ever "catch up" to any of the top performers cited above. Meanwhile, shareholders continue to lose that potential value.


RESULTS OF OPERATIONS:


         With a robust economy, Provident has been unable to produce acceptable results for a $4.5 billion institution with an attractive franchise in the Baltimore, Maryland area. As discussion in subsequent areas will

A Shareholder's Analysis and Discussion of
Provident Bankshares Corporation
Page 2


show, Provident is not yielding the current returns on assets and shareholder equity reasonably expected in a robust economy. This shareholder's concern is that future earnings will suffer disproportionately in an economic downturn as compared to more successfully operated companies.


NET INTEREST INCOME:


         For the six months ended June 30, 1998, the Net Interest Margin dropped 21 basis points from the same period a year earlier to 3.30%. The drop was caused by a decline of 14 basis points in yields and a 13 basis point increase in costs on interest bearing liabilities. This is worrisome in several respects. The Company is depending more and more on brokered deposits and borrowed funds. Brokered deposits for the latest six months increased $345 million over the same period a year earlier while borrowed funds increased $194.5 million to $1,122.6 million in the same period.


         Brokered deposits are unhealthy at best and can present a real risk to shareholders if such deposits are suddenly withdrawn as they were in the S&L crisis of the 1980's. Moreover, the use of brokered deposits is usually unwarranted because the marginal use of such funds fails to cover expenses and loan loss reserves. For instance, assume that the Company invested $345 million in earning assets which earned 7.76% and that $345 million of brokered deposits cost 5.75% (Certificates of Deposit cost reported for the second quarter). The result is Provident could realize $6.9 million of Net Interest Income. However, upon subtracting Loan Loss Reserves and Other Operating Expenses from this $6.9 million of Net Interest Income, the result is negative income. Since it cost about $0.636 of Non-Interest Expense to produce each dollar of revenue and loan loss reserves are maintained at about 1.4% of loans, it's easy to see how brokered deposits are unprofitable.


         This shareholder believes that the use of brokered deposits is a philosophical relic of the S&L industry that should be purged from Provident by merging the Company with a successful banking company that does not put its shareholders at undue risk by engaging in such an activity that has so much inherent risk.


         In the first half of 1998, the Company issued $40 million of new 8.29% Mandatorily Redeemable Junior Subordinated Debentures ("Capital Debt") at a cost of $690,000. Why was the Capital Debt issued? Absent a requirement from Regulators to increase capital, this shareholder can find no compelling reason for the Capital Debt to have been issued, especially at an interest rate of 8.29% and an initial cost of $690,000 to shareholders. Until capital dips below regulatory requirements, no leveraging of capital occurs. Such funds can only be invested dollar for dollar. The Company stated in its December 31 Form 10-K filed with the SEC that the leverage ratio of 7.06% "was well in excess" of Regulatory requirements. Also, the Company reported in its July 15 Press Release that strong consumer loan growth enabled the Company to reach $4.5 billion in assets at quarter end. So, with leverage capital "well in excess" of Regulatory requirements and consumer loans yielding 7.82%, the marginal use of 8.29% Capital Debt to fund a lower yielding asset appears to be an unwise financial decision. Shareholders don't have to look very far in this case to understand why the Company is not performing at the level a $4.5 billion banking company should perform.


         If the Regulators have not required additional capital, why was additional capital issued? Why has the Board just approved a plan to use capital to buy back stock when the market price of the stock is two times the book value?


         This shareholder is concerned that the reason for the issuance of the Capital Debt is to support rapid expansion, which may result in relaxing lending standards in favor of volume, with the consequence of increasing risk to shareholders. A hint of this condition is revealed by an examination of loan growth, Non-Performing Loans, Charge-offs, Provision for Loan Losses, the increasing cost of funds and decreasing yields on earning assets, and the use of brokered deposits. For instance, Loans increased $255.7 million, or 10.4%, during the first half of the year while Non-Performing Loans more than doubled to 0.50% of total loans, or $13.6 million, at June 30 as compared to 0.23% of total loans, or $5.7 million, a year earlier. Charge-Offs increased 254.4% in the first half of the year to $4.1 million from $1.1 million a year earlier while provisions to the loan loss reserves increased 110% from $2.8 million last year to $6.0 million during the current period. Also, the Yield on Earning Assets declined to 7.76% from 7.90%, the cost of Interest-Bearing Liabilities increased to

A Shareholder's Analysis and Discussion of
Provident Bankshares Corporation
Page 3


4.98% from 4.85% and the Net Interest Margin decreased to 3.30% from 3.51%. The key measurement in all of these period over period comparisons is that loans (risk to shareholders) increased $255.7 million for which the Company realized an increase of only $730,000 of Net Interest Income After Loan Loss Provision but before deducting operating expenses. That is not an adequate return for the additional risk that shareholders are taking for loans, brokered deposits, and increasing debt.


         This shareholder believes that the use of brokered deposits, borrowings, and the unnecessary acquisition of Capital Debt may be setting the Company, and its shareholders, up for a precipitous fall in Net Income in the future. The economy appears to be slowing. Interest rates are declining. A slowdown is very likely to adversely affect Provident's ability to increase Net Interest Income because of its dependence on brokered deposits, borrowings, and high cost Capital Debt. Unfortunately, growth of assets and gross income are too often used to determine executive compensation, which unduly rewards management for putting shareholders at greater risk. This, too, should be a worrisome concern of shareholders.


NON-INTEREST EXPENSE:


         Non-Interest Expense as a percentage of Total Revenues ("Efficiency Ratio") is a measure of management's use of expenses (resources) to produce revenue. As an example, Provident's Efficiency Ratio for the second quarter was 63.6%. This means that it cost about $0.63 to produce $1.00 of revenue. As a comparison, BB&T Corp. reported an Efficiency Ratio of 50.4% for the second quarter. This means that BB&T spent $0.50 to obtain $1.00 of revenue while Provident spent $0.63. Stated another way, BB&T can produce $2.00 of revenue with each $1.00 of expended resources as compared to Provident which can only produce $1.59 of revenue for each $1.00 expended.


         The lesson here is that Provident is an inefficiently operated company that should align itself with a more successfully operated company like BB&T. It is readily apparent that BB&T has success oriented management capable of maximizing a company's resources. It is such maximization that accrues to the benefit of shareholders.


YEAR 2000 DATE CHANGE:


         Provident's data processing is performed by a third party and Provident has little control over the third party's operation and service pricing. Shareholders have already seen a $908,000, or 15.4%, increase in External Processing Fees for the first six months of 1998 as compared to the same period a year earlier. Such data processing fees represent a significant cost to shareholders as well as an area for significant cost savings in the long term in the event Provident merges with a more successful banking company.


         One of the hazards of using a third party, in the event of a Y2K failure, is that Provident may not receive the same level of problem solving attention as other clients of the processor. Rather than continue spending shareholder money to become Y2K compliant, it appears that shareholders would be better served if the Company were to be aligned with a larger, more successful bank that is itself spending the money to become Y2K compliant. Duplication of effort and expenses by Provident, and Provident's share of the third party processor's expenses, should be eliminated by merging Provident with a more successful bank, thereby passing these cost savings along to shareholders.


MANAGEMENT REMUNERATION:


         Provident's Executive Compensation Plan is fundamentally flawed. That is, salaries, bonuses, and stock option plans are designed to reward average performance and are not designed to generate stellar performance, nor are the plans designed to encourage management to produce results more in line with successful would-be acquirors of the Company. For instance, the top three executives in 1997 (latest data available) earned $980,000 in base salary and $282,000 in bonuses, or a total of $1,262,000. This shareholder believes that better results for shareholders would be achieved if the pay scale were more along the line of $300,000 in base salaries with the remainder in bonuses contingent upon significant improvements in the Efficiency Ratio and the Return on Assets.

A Shareholder's Analysis and Discussion of
Provident Bankshares Corporation
Page 4


         This shareholder's opinion is that management has virtually zero incentive to take the necessary steps to substantially maximize shareholder value by aligning the Company with a successful company. Why should they? With high salaries, unrealistically low thresholds to receive bonuses, periodic generous stock options and an anti-takeover rights plan in place, where is the incentive? There is little. However, the Board of Directors must believe that the award of stock options is an incentive. The Board nearly doubled the number of outstanding stock options by more than 400,000 options in the last four quarters.


         On the bright side, this shareholder hopes that these additional shares will provide the incentive for management to seek a sale of the Company. That's what is needed. Absent a sale of the Company, such a grant of shares by the Directors represents a grievous giveaway of shareholder value. With Directors giving away shareholder value so generously, shareholders have even more reason to encourage a sale of the Company.


MERGER OPPORTUNITIES:


         This shareholder believes that Provident should avail itself of a number of opportunities to be acquired by a larger, more successfully operated company. Provident has, in this shareholder's opinion, already missed a tremendous opportunity to merge with Crestar prior to Crestar's being acquired by SunTrust. "Street talk" was rather widespread prior to the Annual Meeting in April that Crestar had talked with management. If this was the case, management surely missed a prime opportunity to maximize shareholder value by receiving a premium from Crestar and a second premium from SunTrust. (Crestar recently announced that it is being acquired by SunTrust.)


         Management says it would present a merger offer to shareholders if an offer were received. Management knows full well that almost all merger offers come after many preliminary discussions that do not discourage an offer. The question is: Now that Crestar as a would-be acquiror is out of the picture, is management willing to engage in preliminary discussions that do not discourage an offer with other would-be acquirors?


         Provident runs the risk of having potential acquirors disappear as such interested acquirors are themselves acquired. Since the Bank of America and NationsBank merger has recently received final regulatory approval, the merger environment may well shift to mega-mergers, thus leaving Provident with the prospect of not having a merger partner interested in a transaction that has any significant premium. This is a significant risk to shareholders that this shareholder believes that management doesn't comprehend.


         Since a merger with Crestar did not materialize, shareholders are encouraged to call upon management to engage in a transaction with a successful bank such as BB&T, Mellon Bank, PNC Corporation, or a similar banking company that would maximize Provident's resources for the benefit of shareholders.


         Management has had more than seven years to bring Provident's ROA, ROE, and Efficiency Ratios into more generally acceptable ranges. Accordingly, this shareholder believes that current management may not be up to the task of effecting extraordinary improvement in future operating results and that further dawdling by management in seeking a merger partner would be a serious misallocation of corporate resources.


CONCLUSION:


         Without a merger, this Company isn't going to go anywhere!

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Mid  Atlantic  Investors  is a general  partnership  whose  partners  are Jerry
Shearer and Jerry Zucker. Mid-Atlantic Investors is the sole general partner of Mid-Atlantic Partners, a limited partnership. Messrs Shearer and Zucker and Mid-Atlantic Investors and Mid-Atlantic Partners own a substantial number of shares of common stock of Provident Bankshares, Inc., but less than 5% of the total outstanding shares. Other than their stock, they have no economic or other interest in Provident Bankshares, Inc